Registration No. 333-61676


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               New York 13-4924710
      (State or Other Jurisdiction of (I.R.S. Employer Identification No.)
                         Incorporation or Organization)

                            32 Avenue of the Americas
                          New York, New York 10013-2412
               (Address of Principal Executive Offices) (Zip Code)


              AT&T SENIOR MANAGEMENT INCENTIVE AWARD DEFERRAL PLAN

           AT&T DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                           (Full titles of the plans)
                           --------------------------

                             MARILYN J. WASSER, ESQ.
                       VICE PRESIDENT - LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                             BASKING RIDGE, NJ 07920
                     (Name and Address of Agent for Service)

                                 (908) 221-2000
          (Telephone number, including area code, of agent for service)
                           --------------------------

         AT&T Corp. ("AT&T") has heretofore filed Registration Statement No. 333-61676 which registered 30,000,000 shares of AT&T Common Stock (the "Common Stock") to be offered under the AT&T Senior Management Incentive Award Deferral Plan (the "SMIAD Plan") and the AT&T Deferred Compensation Plan for Non-Employee Directors (the "Director Plan"), together with deferred compensation obligations under the SMIAD Plan and the Director Plan which are unsecured obligations of AT&T Corp. ("AT&T") to pay deferred compensation in the future (i) in accordance with the terms of the SMIAD Plan for a select group of Senior Managers of AT&T Corp. and (ii) in accordance with the Director Plan for non-employee Directors of AT&T. The SMIAD Plan and the Director Plan are individually referred to as a "Plan" and collectively referred to as the "Plans". Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act") and in accordance with the anti-dilution provisions applicable to the Plans, in connection with AT&T's split-off of AT&T Wireless Services, Inc. ("AWS") and special dividend of AWS Common Stock in July 2001, the number of shares registered under the Registration Statement was increased by a factor of 1.3246 to 39,738,000 shares. This Amendment amends the description of deferred compensation obligations in the Item 4(b) of the Registration Statement to incorporate amendments to the Plans which were adopted by the Board of Directors of AT&T on March 8, 2002.



PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed by AT&T with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated into the registration statement, as amended, by reference:

AT&T SEC Filings (File No. 1-1105)                      Period
----------------------------------                      ------
Annual Report on Form 10-K...........     Year ended December 31, 2001, filed on
                                          April 1, 2002

Current Reports on Form 8-K..........     Filed on January 4, 2002,  February 5,
                                          2002 and February 21, 2002

Proxy Statements.....................     Filed on February 11, 2002

       All documents, filed subsequent to the date hereof by AT&T with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by AT&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of AT&T's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

         The description of the deferred  compensation  obligations contained in
Item 4(b) of the Registration Statement is hereby amended by adding the following paragraph at the end of such description:

         On March 8, 2002 AT&T further amended the Plans to provide that (i) the special one-time exchange option for a participant to receive a single payout of 90% of the present value of deferred compensation obligations under the Plans in the form of AT&T Common Stock would not become effective prior to the date on which AT&T issues written notification to the holders of its bonds pursuant to
Section 6.02 of the Indenture dated as of November 21, 2001 between AT&T and The Bank of New York, as trustee, and (ii) the basic exchange option to receive a single payout of 90% of the then current value of deferred compensation obligations under the Plans in the form of AT&T Common Stock would not become effective until 30 days after the consummation of the spin-off of AT&T's broadband business.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law ("BCL").

         The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

         AT&T has entered into contracts with its officers and directors, pursuant to the provisions of BCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the BCL, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his/her acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

         The directors and officers of AT&T are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         See Exhibit Index.


Item 9.  Undertakings.

         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement, as amended:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basking Ridge, State of New Jersey, on the 1st day of April, 2002.

                               AT&T CORP.


                               By:  /s/    Edward M. Dwyer
                                    ----------------------------------
                                    Name:  Edward M. Dwyer
                                    Title: Vice President and Treasurer


            Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement No. 333-61679 has been signed by the following persons in the capacities and on the date indicated.

            SIGNATURE                          CAPACITY
    PRINCIPAL EXECUTIVE OFFICER:

C. Michael Armstrong*              Chairman and Chief Executive Officer

    PRINCIPAL FINANCIAL OFFICER:

Charles H. Noski*                  Vice Chairman and Chief Financial Officer

    PRINCIPAL ACCOUNTING OFFICER:

Nicholas S. Cyprus*                Vice President and Controller

     DIRECTORS
C. Michael Armstrong*
Kenneth T. Derr*
M. Kathryn Eickhoff*
George M. C. Fisher*
Amos B. Hostetter*
Donald F. McHenry*
Michael I. Sovern*
Sanford I. Weill*


* By: /s/ Edward M. Dwyer
      ---------------------
          Edward M. Dwyer
          (Attorney-In-Fact)
 April 1, 2002

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT DESCRIPTION

5           Opinion of Robert S. Feit*

23.1        Consent of PricewaterhouseCoopers LLP

23.2        Consent of KPMG LLP

24.1        Powers of Attorney*

*Previously filed as Exhibits to Registration Statement No. 333-61676